Press
Release
Contact:                      Linda Crisp, Vice President
     lcrisp@ctlc.com
Phone:                        (386) 944-5632
Facsimile:                   (386) 274-1223

FOR IMMEDIATE RELEASE	CONSOLIDATED-TOMOKA LAND CO. ANNOUNCES ODD-LOT BUY BACK PROGRAM

Daytona Beach, Florida --- Consolidated-Tomoka Land Co. (NYSE Amex-CTO) today announced that its Board of Directors has approved a voluntary Odd-Lot Buy Back (“Program”). The Company will offer to purchase shares from shareholders who own less than 100 shares of common stock on or before April 26, 2012. This program reflects the Company’s interest in reducing the ongoing costs associated with shareholder recordkeeping and communications and will assist shareholders who may be deterred from selling their small lots of stock due to the costs that would be incurred. The Company will pay all costs associated with the Odd-Lot Buy Back Program and will purchase a maximum of 20,000 shares from all participants in the Program. The Company currently has a large number of odd-lot shareholders resulting from the Company’s spin off from Baker Fentress in 1999.

The Company intends to mail the Odd-Lot Buy Back Program materials to eligible shareholders on or about May 1, 2012. The Company will allow shareholders to sell shares in accordance with the terms of the Program with Registrar and Transfer Company acting as the Program Administrator.  The Company will pay a fixed per share price of $31.00. The Odd-Lot Buy Back Program will expire June 30, 2012. Holders of fewer than 100 shares who elect to accept the offer must sell all of the shares owned by them.  The Company does not provide any recommendation regarding shareholder participation and the decision is entirely that of the shareholder as to whether to sell shares in this Odd-Lot Buy Back Program. The Company may withdraw the offer at any time.

Inquiries about this program can be directed to Registrar and Transfer Company, the Program Administrator, 1-800-368-5948.

About Consolidated-Tomoka Land Co.
Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns over 11,000 acres in the Daytona Beach area as well as a portfolio of income properties in diversified markets throughout the United States.  Visit our website at www.ctlc.com.

 SAFE HARBOR
Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements.  The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made.  Forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company.  There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.  The Company wishes to caution readers that the assumptions which form the basis for forward-looking statements include many factors that are beyond the Company’s ability to control or estimate precisely.  Information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company’s Securities and Exchange Commission filings, including, but not limited to, the Company’s Annual Report on Form 10-K. Copies of each filing may be obtained from the Company or the SEC. While the Company periodically reassesses material trends and uncertainties affecting its results of operations and financial condition, the Company does not intend to review or revise any particular forward-looking statement referenced herein in light of future events.

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